EX-99.(j)1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 71 to the registration statement on Form N-1A (the “Registration Statement”) of Dodge & Cox Funds (a Delaware Statutory Trust) of our reports dated February 4, 2004 relating to the financial statements and financial highlights appearing in the December 31, 2003 Annual Reports to Shareholders of Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, Dodge & Cox International Stock Fund, and Dodge & Cox Income Fund which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus and under the headings “Independent Accountant” and “Financial Statements” in the Statement of Additional Information.

PricewaterhouseCoopers LLP

San Francisco, California

April 28, 2004